Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Omnibus Incentive Plan of Natural Alternatives International, Inc., to be filed with the Securities and Exchange Commission on or about May 14, 2014, of our report dated September 19, 2013, with respect to the consolidated financial statements of Natural Alternatives International, Inc. included in its Annual Report (Form 10-K) for the years ended June 30, 2013 and 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 13, 2014